   Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

CHURCH & DWIGHT REPORTS RESULTS
14% EPS GROWTH FOR Q4 & FY 2013
2014 OUTLOOK: 6 to 10% EPS GROWTH
11% DIVIDEND INCREASE & $500 MILLION SHARE REPURCHASE PLAN

2013 Full Year Results	2014 Full Year Outlook
• Reported sales grew 9.3% to $3,194 million • Organic sales growth of 1.9% • Gross Margin expanded 80 bps to 45.0% • Marketing increased 12% to 12.5% of sales • EPS grew 14% to $2.79 per share	• Organic sales growth of 3 to 4% • EPS growth of 6 to 10% • 11% dividend increase • $500 million share repurchase authorization

EWING, NJ, FEBRUARY 4, 2014 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2013 reported earnings per share increased 14% to $2.79 per share, meeting the Company's outlook.  This compared to $2.45 per share in the prior year. Full year 2013 reported net sales increased 9.3% to $3,194 million from $2,922 million in 2012.  Organic sales growth for 2013 was 1.9%, driven by volume growth of 3.8% and partially offset by the 1.9% negative effect of price.  Operating margin expanded 80 bps to 19.5% for full year 2013.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are proud of the business results we accomplished in 2013. Despite continuing weak category consumption in the U.S., we delivered 9.3% net sales growth and 14% EPS growth; we increased market share on six of our nine power brands and we finished the year with a strong fourth quarter.  Our long standing focus on productivity delivered 80 bps of gross margin expansion in 2013.”

Fourth Quarter Review

Reported earnings per share in the fourth quarter increased 14% to $0.65 per share compared to $0.57 per share for the same period in the prior year, meeting the Company’s expected outlook for the fourth quarter and the full year. Reported net sales for the fourth quarter increased 1.6% to $822.6 million.  Organic sales increased 2.3%, above the Company’s expected outlook of 1.5% to 2.0%. Organic sales growth was driven by volume of 5.2%, offset by a 2.9% negative effect of price.

Consumer Domestic net sales were $622.7 million, a $13.3 million or 2.2% increase over the prior year fourth quarter sales. Fourth quarter organic sales increased by 2.9%, primarily due to higher sales of our VITAFUSION and L’IL CRITTER vitamins, TROJAN lubricants, ARM & HAMMER liquid laundry detergent and OXICLEAN additives, partially offset by lower sales of XTRA liquid laundry detergent, ARM & HAMMER powdered laundry detergent, ARM & HAMMER cat litter and SPINBRUSH battery-powered toothbrushes. Volume growth contributed approximately 6.6% to organic sales, partially offset by 3.7% unfavorable product mix and pricing.

Consumer International net sales were $136.3 million, flat compared to the prior year fourth quarter sales.  Organic sales increased by 0.3%, primarily due to increased sales in Brazil, Mexico and Canada. Volume decreased approximately 0.7% and favorable product mix and pricing contributed 1.0%.

Specialty Products net sales were $63.6 million, a $0.4 million or 0.6% decrease from the prior year fourth quarter sales.  Fourth quarter organic sales increased by 0.7%.  The animal nutrition business drove a 4.5% volume increase. This was offset by 3.8% unfavorable pricing, primarily due to a pass-through of raw material decreases to customers.

Gross margin expanded 90 basis points to 45.2% in the fourth quarter compared to 44.3% in the prior year fourth quarter, the sixth consecutive quarter of gross margin improvement.  The gross margin expansion was driven primarily by productivity programs, partially offset by unfavorable price/mix.  The majority of commodity costs were flat in the fourth quarter compared to the prior year fourth quarter.

Marketing expense was $117.5 million in the fourth quarter, the highest spending of the year, representing an increase of $8.8 million or 8.1% in comparison with the prior year fourth quarter.   Marketing expense as a percentage of net sales was 14.3% in the fourth quarter, an increase of 90 basis points from the prior year fourth quarter.

Selling, general, and administrative expense (SG&A) was $109.6 million in the fourth quarter, a $5.4 million decrease from the prior year fourth quarter.  SG&A as a percentage of net sales was 13.3%, approximately 100 basis point decrease from the prior year fourth quarter, primarily due to transaction expenses related to the Avid acquisition that occurred in the prior year fourth quarter.

Income from Operations was $144.6 million in the fourth quarter, an increase of $10.0 million or 7.4% over the prior year fourth quarter. Operating income as a percentage of net sales was 17.6%, a 100 basis point increase over the prior year fourth quarter.

The effective tax rate in the fourth quarter was 33.8%, compared to 37.9% in the fourth quarter of 2012. The full year 2013 effective tax rate is 34.0%.

Operating Cash Flow

For the twelve months of 2013, net cash from operating activities was $499.6 million; a $24.0 million decrease from the prior year, reflecting the shift of a $36 million payment of the December 2012 estimated federal tax into the first quarter of 2013 as a result of Hurricane Sandy relief.  Capital expenditures for the full year 2013 were $67 million, a $7.5 million decrease from full year 2012 which included the construction of the Company’s Victorville, California plant.

At December 31 2013, cash on hand was $496.9 million, while total debt was $803 million.  The Company continues to have financial flexibility for acquisitions, which is incremental to any share repurchase activities.

11% Dividend Increase and Share Repurchase Programs

On January 29, 2014, the Company’s Board of Directors (Board) declared an 11% increase in the regular quarterly dividend from $0.28 to $0.31 per share, equivalent to an annual dividend of $1.24 per share or a current dividend yield of approximately 1.9% per share. The decision raises the dividend payout from $155 million to approximately $170 million, which maintains a pay-out ratio of approximately 40% of annual 2014 projected net income.  The quarterly dividend will be payable March 3, 2014 to stockholders of record at the close of business on February 18, 2014.  It is the Company’s 452nd regular consecutive quarterly dividend, as well as, the 18th consecutive year of increasing the dividend.  The Company has increased its dividend by 300% over the past five years, while delivering stock price appreciation of 154%.

The Board authorized a new Evergreen share repurchase program that is intended to neutralize dilution associated with the exercise of stock options issued under the Company’s equity plans.

The Board has also authorized a new program under which up to $500 million of the Company's common stock may be repurchased in the future to reduce the number of shares outstanding.  The previously authorized share repurchase program has been terminated. Currently, the Company has approximately 139 million shares outstanding.

Mr. Craigie commented, “Today’s action reflects the Company’s desire for stockholders to benefit from our continued strong growth and is an indication of our confidence in the Company’s performance.  Importantly, the Company expects to generate over $1.5 billion in free cash flow (cash from operating activities less capital expenditures) over the next three years.  Our robust cash flow enables us to deliver higher value directly to our stockholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions.”

Outlook for 2014

Mr. Craigie said, “We believe we are in an excellent position to continue to deliver value to our shareholders with our balanced portfolio of value and premium products, the launch of innovative new products across existing and new categories, productivity programs, and tight management of overhead costs, despite our expectation of a challenging economic environment in 2014.  Consumer spending and category growth is expected to remain weak.  Commodity prices are expected to have moderate inflation and competition will remain fierce.”

Mr. Craigie commented, “Today we are pleased to announce the expansion of the OXICLEAN brand into two additional categories:  premium laundry detergent and dishwashing detergent.  The OXICLEAN brand has grown in brand equity and market share since it was acquired in 2006.  In its core laundry additive category, OXICLEAN achieved a record share of 45.2% in the fourth quarter of 2013, which is larger than the next three brands combined. In 2014 and beyond, we expect OXICLEAN to become our next mega-brand.  Our new product launches are central to our long term strategy to drive revenue and earnings growth.

We are also launching innovative new products across all of our core businesses including, a premium cat litter called A&H CLUMP & SEAL, a new premium toothpaste called A&H TRULY RADIANT, a new FIRST RESPONSE diagnostic kit business with industry leading technology, a new vitamin line for our VITAFUSION brand, and new condoms, vibrators and lubricants under the TROJAN brand.  Our innovative new products have received strong distribution acceptance from retailers and will be supported by increased marketing spending.  We look forward to discussing these exciting new launches today on our earnings call.”

With regard to 2014, Mr. Craigie said, “Despite fierce competition and continued weak category trends, we expect strong organic sales growth of 3 to 4% in 2014 behind our major new product introductions on our core business and our fast growing vitamin business.  Gross margin is expected to be flat as our productivity gains are offset by significant investments in slotting and trade promotions to support the launch of our new products and price competition in the laundry category.  Marketing spending will increase in absolute dollars, but remain comparable to 2013 as a percent of sales.  We expect to achieve operating margin expansion from rigorous control of SG&A.”

In conclusion, Mr. Craigie said, “2014 will be an exciting year for Churc & Dwight as we launch innovative new products on all of our major brands and expand some of our mega brands into new categories.  While initial trade acceptance has been strong, we do not yet know the actual impact on retail space, consumer acceptance for our new products, and key competitors' new products.  As a result, we are forcasting a wider earnings per share range of $2.96 to $3.07 for 2014, an increase of 6 to 10% versus 2013, on a reported basis.  The combination of a $12 million increase in slotting, unfavorable currency impacts, and competitive activity are reflected in our outlook for the full year.  This earnings forecast does not include any forecasted benefit from any potential acquisitions, which we continue to aggressively pursue. The Company expects the second half of the year to provide the majority of our earnings growth as the first half will have a significant increase in slotting, couponing, trade promotions, and incremental marketing support for our new product launches.  The combination of a 50% increase in slotting and a doubling of our couponing investment are reflected in our expectations of first quarter organic sales growth of approximately 1%, gross margin contraction of 100 bps, and earnings per share of $0.72.”

Church & Dwight Co., Inc. will host a conference call to discuss fourth quarter 2013 results and 2014 outlook on
February 4, 2014 at 10:00 a.m. (ET).  To participate, dial in at (877) 322-9846, access code: 33747378 (International: (631) 291-4539, same access code: 33747378).  A replay will be available two hours after the call at 855-859-2056 or 404-537-3406 (same access code: 33747378).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the effect of product mix; the impact of acquisitions; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margin; operating margin; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations, and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions and retailer distribution.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In millions, except per share data)	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012
Net Sales	$822.6	$809.7	$3,194.3	$2,921.9
Cost of sales	450.9	451.3	1,756.3	1,630.5
Gross profit	371.7	358.4	1,438.0	1,291.4
Marketing expenses	117.5	108.7	399.8	357.3
Selling, general and administrative expenses	109.6	115.1	416.0	389.0
Income from Operations	144.6	134.6	622.2	545.1
Equity in earnings (losses) of affiliates	1.4	1.6	2.8	8.9
Other income (expense), net	(6.8)	(6.0)	(27.2)	(11.5)
Income before taxes	139.2	130.2	597.8	542.5
Income taxes	47.0	49.4	203.4	192.7
Net Income	$92.2	$80.8	$394.4	$349.8
Net Income per share - Basic	$0.66	$0.58	$2.85	$2.50
Net Income per share - Diluted	$0.65	$0.57	$2.79	$2.45
Dividends per share	$0.28	$0.24	$1.12	$0.96
Weighted average shares outstanding - Basic	139.0	139.2	138.6	140.1
Weighted average shares outstanding - Diluted	141.6	141.7	141.2	142.7

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Dec. 31, 2013	Dec. 31, 2012
Assets
Current Assets
Cash and Cash Equivalents	$496.9	$343.0
Accounts Receivable	330.2	303.1
Inventories	250.5	242.2
Other Current Assets	38.2	45.5
Total Current Assets	1,115.8	933.8
Property, Plant and Equipment (Net)	594.1	586.0
Equity Investment in Affiliates	24.5	23.0
Tradenames and Other Intangibles	1,204.3	1,254.9
Goodwill	1,222.2	1,213.8
Other Long-Term Assets	98.8	86.6
Total Assets	$4,259.7	$4,098.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$153.8	$253.8
Other Current Liabilities	497.4	471.8
Total Current Liabilities	651.2	725.6
Long-Term Debt	649.5	649.4
Other Long-Term Liabilities	659.0	662.0
Stockholders’ Equity	2,300.0	2,061.1
Total Liabilities and Stockholders’ Equity	$4,259.7	$4,098.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in millions)	Dec. 31, 2013	Dec. 31, 2012

Net Income	$394.4	$349.8

Depreciation and amortization	90.5	85.0
Deferred income taxes	11.1	13.2
Non cash compensation	17.0	12.4
Asset impairment charges and other asset write offs	8.4	2.1
Other	7.4	0.3

Changes in assets and liabilities:
Accounts receivable	(31.2)	(9.0)
Inventories	(7.3)	(1.1)
Other current assets	(1.5)	2.0
Accounts payable and accrued expenses	67.9	30.7
Income taxes payable	(23.8)	58.7
Excess tax benefit on stock options exercised	(13.1)	(14.6)
Other	(20.2)	(5.9)
Net cash from operating activities	499.6	523.6

Capital expenditures	(67.1)	(74.5)
Investment in joint venture	(6.4)	(13.7)
Acquisitions, net of cash acquired	－	(652.3)
Other	(3.6)	(0.8)
Net cash (used in) investing activities	(77.1)	(741.3)

Long-term borrowing	－	399.6
Net change in debt	(99.4)	251.3
Payment of cash dividends	(155.2)	(134.5)
Stock option related	35.1	42.6
Purchase of treasury stock	(50.1)	(250.4)
Lease incentive proceeds	10.9	－
Lease principal payments	(1.1)	－
Deferred financing costs	－	(3.4)
Net cash (used in) proceeds from financing activities	(259.8)	305.2

F/X impact on cash	(8.8)	4.1

Net change in cash and cash equivalents	$153.9	$91.6

2013 and 2012 Product Line Net Sales

	Three Months Ended		Percent
	12/31/2013	12/31/2012	Change

Household Products	$354.3	$357.1	-0.8%
Personal Care Products	268.4	252.3	6.4%
Consumer Domestic	622.7	609.4	2.2%
Consumer International	136.3	136.3	0.0%
Total Consumer Net Sales	759.0	745.7	1.8%
Specialty Products Division	63.6	64.0	-0.6%
Total Net Sales	$822.6	$809.7	1.6%

	Twelve Months Ended		Percent
	12/31/2013	12/31/2012	Change

Household Products	$1,436.1	$1,411.3	1.8%
Personal Care Products	977.4	745.6	31.1%
Consumer Domestic	2,413.5	2,156.9	11.9%
Consumer International	532.8	510.1	4.5%
Total Consumer Net Sales	2,946.3	2,667.0	10.5%
Specialty Products Division	248.0	254.9	-2.7%
Total Net Sales	$3,194.3	$2,921.9	9.3%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes, and the impact resulting from a timing shift in customer orders due to an SAP information systems upgrade. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the effect of sales timing shifts and foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 12/31/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	1.6%	1.8%	2.2%	0.0%	-0.6%
Add:
FX	0.7%	0.6%	－	3.5%	1.3%

Less:
Acquisition Sales Reclass	－	－	-0.7%	3.2%	－

Organic Sales Growth	2.3%	2.4%	2.9%	0.3%	0.7%

	Twelve Months Ended 12/31/2013

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products

Reported Sales Growth	9.3%	10.5%	11.9%	4.5%	-2.7%
Add:
FX	0.5%	0.4%		2.3%	1.3%

Less:
Acquisition -	7.6%	8.3%	9.6%	3.1%	－
Sales in Anticipation of ERP Conversion 2012	0.3%	0.3%	0.4%	－	0.4%

Organic Sales Growth	1.9%	2.3%	1.9%	3.7%	-1.8%